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Exhibit 5.1


                        [NewStar Media Inc. Letterhead]


                                                                 Direct 786-1638


                                 August 7, 1998


NewStar Media Inc.
8955 Beverly Boulevard
Los Angeles, CA 90048

                  Re: NewStar Media Inc. Registration Statement
                      on Form S-3 - Registration No. 333-59681

Gentlemen:

This opinion is being given by me in my capacity as general counsel of NewStar Media Inc. ("NewStar") in connection with the registration on Form S-3 (Registration No. 333-59681) of 625,000 shares of Common Stock of NewStar that were previously issued and are outstanding (the "Shares") and 200,000 shares of Common Stock of NewStar issuable upon conversion of Series E Preferred Stock of NewStar (the "Conversion Shares").

In connection with this opinion, I have examined and am familiar with originals or copies, certified or otherwise identified to my satisfaction, of (i) the Registration Statement on Form S-4 (Registration No. 333-5981) filed with the Securities and Exchange Commission and as amended through the date hereof (the "Registration Statement"), (ii) the Articles of Incorporation of NewStar, (iii) the By-laws of NewStar and (iv) the Certificate of Determination of the Series E Preferred Stock.

I have obtained from officers of NewStar and have examined the originals, or copies identified to my satisfaction, of such certificates, agreements and other assurances as I consider necessary for the purpose of rendering the opinion contained herein. I have additionally consulted with officers of NewStar and have obtained such representations with respect to matters of fact as I deem necessary or advisable; however, I have not necessarily independently verified the content of factual statements made to me in connection therewith, or the veracity of such representations.

In my examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as copies, and the authenticity of the originals of such latter documents.
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Based on the foregoing and on such other instruments, documents and matters examined and necessary for the purpose of rendering this opinion, it is my opinion that the Shares are, and the Conversion Shares, when issued in accordance with the terms of the Certificate of Determination of the Series E Preferred Stock, will be, validly issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement.

Very truly yours,


/s/ ROBERT C. MURRAY
-------------------------
Robert C. Murray, Esq.

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